Exhibit 3.2.19

ADMITTED PARTNERS OF

BRANDYWINE OPERATING PARTNERSHIP, L.P.

AS OF DECEMBER 31, 2016

Jack R. Loew

Brandywine Holdings I, Inc.

Brandywine Realty Trust

R. Randle Scarborough

Steven L. Shapiro

Brookstone Investors, LLC

Brookstone Holdings of Delaware 4, LLC

Brookstone Holdings of Delaware 5, LLC

Brookstone Holdings of Delaware 6, LLC

Hirschman Family Trust

Trust UTW of Theodore Geffner

Gloria Kantor

Helen Geffner

Leo Guthart

TRC Associates Limited Partnership

D. Kent Dahlke

Kenneth L. Hatfield

Michael G. Tombari

James J. Gorman

Christopher J. Knauer

The Jon Q. Reynolds and Ann S. Reynolds Family Trust

The Revocable Trust Declaration of Thomas K. Terrill and Susan Jean Terrill

The Redford Family Exemption Trust

The Judith B. Brown 1992 Trust

The Peter M. Reynolds and Christina A. Reynolds Family Trust

C. Thomas Martz

Karen Leigh Brown

Tara Lynne Brown

Kristen Ann Stinnett-Brown

The Reynolds Family Partners

GENERAL PARTNER

Brandywine Realty Trust